National General Holdings Corp. Announces Registration Statement Has Been Declared Effective

NEW YORK, May 1, 2014 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ:NGHC) today announced that on April 30, 2014, the registration statement related to the shares sold in the February 19th follow-on 144A equity offering was declared effective by the Securities and Exchange Commission. This will result in an additional 12.8 million shares becoming available to be publicly traded.  Combined with the 21.9 million shares from our initial 144A equity offering on June 6, 2013, a total of 34.7 million non-affiliated shares will be available to trade publicly, or approximately 38.0% of our current shares outstanding as of March 31, 2014.

The offering of these securities may only be made by means of a prospectus. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The registration statement may be accessed through the SEC's website at www.sec.gov. A copy of the prospectus related to the offering may be obtained from National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York, 10038 or by calling 212-380-9500.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company.  Through its subsidiaries, which trace their roots to 1939 and have a financial strength rating of A- (excellent) from A.M. Best, the Company provides personal and commercial automobile, recreational vehicle, motorcycle, homeowners’, supplemental health, and other niche insurance products.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com